UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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HEALTHCARE SERVICES GROUP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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HEALTHCARE SERVICES GROUP, INC.
3220 Tillman Drive
Suite 300
Bensalem, Pennsylvania 19020
________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 24, 2011
________________

To the Shareholders of
   Healthcare Services Group, Inc.

Notice is Hereby Given that the Annual Meeting (the “Annual Meeting”) of Shareholders of Healthcare Services Group, Inc. (the “Company”) will be held at the Radisson Hotel Philadelphia Northeast, 2400 Old Lincoln Highway, Trevose, Pennsylvania 19053, on May 24, 2011, at 10:00 A.M., for the following purposes:

1.	To elect nine directors;

2.	To approve and ratify the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for its current fiscal year ending December 31, 2011;

3.	An advisory vote on a non-binding resolution to approve the compensation of certain of our executive officers disclosed in this proxy statement;

4.
An advisory, non-binding vote to determine the frequency (whether annual, biennial, or triennial) with which shareholders of the Company shall be entitled to have an advisory vote on executive compensation; and

5.	To consider and act upon such other business as may properly come before the Annual Meeting and any adjournment or postponement.

Only shareholders of record at the close of business on April 1, 2011 will be entitled to notice of and to vote at the Annual Meeting.

Important Notice Regarding the Availability of
Proxy Materials for the Shareholders
meeting to be Held on May 24, 2011

The proxy statement and annual report to shareholders are available under “2011 Proxy Materials” at www.proxydocs.com/hcsg.

Please sign and promptly mail the enclosed proxy, whether or not you expect to attend the Annual Meeting, in order that your shares may be voted for you.  A return envelope is provided for your convenience.

By Order of the Board of Directors

Daniel P. McCartney Chairman of the Board and Chief Executive Officer
Dated:	Bensalem, Pennsylvania April 6, 2011

HEALTHCARE SERVICES GROUP, INC.

3220 Tillman Drive
Suite 300
Bensalem, Pennsylvania 19020
________________

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
May 24, 2011
________________

This proxy statement contains information related to the annual meeting of shareholders (the “Annual Meeting”) of Healthcare Services Group, Inc. (the “Company”), to be held on Tuesday, May 24, 2011, beginning at 10:00 a.m. (EDT), to be held at the Radisson Hotel Philadelphia Northeast, 2400 Old Lincoln Highway, Trevose, Pennsylvania 19053, and at any postponements or adjournments thereof.

ABOUT THE ANNUAL MEETING

What is the Purpose of the Annual Meeting

At the Company’s Annual Meeting, shareholders will hear an update on the Company’s operations, have a chance to meet some of its directors and executives and will act on the following matters:

1)	To elect nine directors to the Company’s Board of Directors to serve for a one year term and until the directors’ successors are elected and qualified (“Proposal #1”);
2)	To approve and ratify the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for its current fiscal ending December 31, 2011 (“Proposal #2”);
3)	An advisory vote on a non-binding resolution to approve the compensation of certain of our executive officers disclosed in this proxy statement (“Proposal #3”);
4)
An advisory, non-binding vote to determine the frequency (whether annual, biennial, or triennial) with which shareholders of the Company shall be entitled to have an advisory vote on executive compensation (“Proposal #4”); and

5)	To consider and act upon such other business as may properly come before the Annual Meeting and any adjournment or postponement.

Who May Vote; Date of Mailing

Only holders of record of our common stock at the close of business on April 1, 2011 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting.  On the Record Date, there were issued and outstanding approximately 66,369,000 shares of our common stock. Each share of common stock entitles the holder thereof to one vote.  This Proxy Statement is being mailed to shareholders on or about April 6, 2011.

What constitutes a quorum?

In order to carry on the business of the Annual Meeting, we must have a quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is required to constitute a quorum at the Annual Meeting.

How many votes are required to approve each proposal?

Election of Directors

The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote is required for the election to our Board of Directors of each of the nominees for director.  Shareholders do not have the right to cumulate their votes in the election of directors.

Ratification of Independent Registered Public Accounting Firm and Approval of Executive Compensation

The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy at the annual meeting and entitled to vote is required for approval of Proposal #2 and Proposal #3.

Approval of Frequency of Shareholder Advisory Votes on Executive Compensation

With respect to Proposal #4, the option receiving the most votes among the choices for frequency of the shareholder advisory vote on executive compensation will be deemed to have received the non-binding approval of the shareholders.

How are votes counted?

You may either vote ‘FOR’ or ‘WITHHOLD’ authority to vote for each nominee for election to the Board of Directors. You may vote ‘FOR’ ‘AGAINST’ or ‘ABSTAIN’ on Proposal #2 and Proposal #3. You may vote ‘FOR 1 Year’, ‘FOR 2 Years’, ‘FOR 3 Years’, or ‘ABSTAIN’ on Proposal #4.  Abstentions will be counted as present for purposes of determining the existence of a quorum.  If you sign and submit a proxy card without voting instructions, your shares will be voted ‘FOR’ each director nominee, ‘FOR’ Proposals #2 and Proposal #3, ‘FOR 3 Years’ on Proposal #4 and ‘FOR’ or ‘AGAINST’ any other proposal as recommended by the Board of Directors.

What is a broker non-vote?

If shareholders do not give their brokers instructions as to how to vote shares held in street name, the brokers have discretionary authority to vote those shares on ‘routine’ matters, such as the ratification of independent registered public accounting firm, but not on ‘non-routine’ proposals, such as the election of directors and, for annual meetings commencing this year, the advisory votes regarding executive compensation and the frequency of future votes on executive compensation.  As a result, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote.  Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers will be counted as present for the purpose of determining whether there is a quorum at the Annual Meeting, but will not be counted or deemed to be present in person or by proxy for the purpose of determining whether our shareholders have approved that matter.

How to Vote

You may vote in person at the Annual Meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You can always change your vote at the Annual Meeting.

How Proxies Work

Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct.  You may vote for or against the proposals or abstain from voting.

Proxies submitted will be voted by the individuals named on the proxy card in the manner you indicate. If you give us your proxy but do not specify how you want your shares voted, they will be voted in accordance with the Board of Directors recommendations.

You may receive more than one proxy or voting card depending on how you hold your shares.  If you hold shares through someone else, such as a stockbroker, you may get materials from them asking how you want to vote.  The latest proxy card we receive from you will determine how we will vote your shares.

Revoking a Proxy

A proxy may be revoked by delivery of a written statement to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy executed by the person executing the prior proxy and presented to the Annual Meeting, or by voting in person at the Annual Meeting.

Attending in Person

Only shareholders, their proxy holders, and our invited guests may attend the Annual Meeting.  For security purposes, all persons attending the Annual Meeting must bring identification with photo.  If you wish to attend the Annual Meeting in person but you hold your shares through someone else, such as a stockbroker, you must bring proof of your ownership to the Annual Meeting.  For example, you could bring an account statement showing that you owned shares of the Company as of the Record Date as acceptable proof of ownership.

Expenses; Proxy Solicitation

All expenses in connection with this solicitation will be borne by the Company.  It is expected that solicitation will be made primarily by mail, but regular employees or representatives of the Company may also solicit proxies by telephone, telegraph or in person, without additional compensation, except for reimbursement of out-of-pocket expenses.

CORPORATE GOVERNANCE

The Company operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards.  The Company regularly monitors developments in the area of corporate governance.  In July 2002, Congress passed the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) which, among other things, establishes, or provides the basis for, a number of new corporate governance standards and disclosure requirements.  In addition, the NASDAQ Stock Market, LLC has also implemented changes to its corporate governance and listing requirements.

Director Independence

In accordance with these latest developments and the listing requirements of the NASDAQ Stock Market, LLC, a majority of the current members of the Company’s Board of Directors are independent: namely, John M. Briggs, Robert L. Frome, Robert J. Moss and Dino D. Ottaviano.  If Messrs. Briggs, Frome, Moss and Ottaviano are re-elected as members of the Board of Directors and if Diane S. Casey is elected as a member of the Board of Directors, a majority of the members of the Company’s Board of Directors will continue to be independent.

Mr. Robert L. Frome, a director of the Company, is a member of the law firm of Olshan Grundman Frome Rosenzweig & Wolosky, LLP, which law firm has been retained by the Company during the last fiscal year.  Fees paid by the Company to such firm during the year ended December 31, 2010 were less than $100,000.  Additionally, the fees paid by the Company did not exceed 5% of such firm’s total revenues.

Notwithstanding the above mentioned transactions, Mr. Frome is an independent director as such term is defined by NASDAQ Rule 4200(a)(15) of the NASDAQ Stock Market, LLC listing standards.

Code of Ethics and Business Conduct

We have also adopted a Code of Ethics and Business Conduct for directors, officers and employees of the Company.  It is intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws as well as other matters.  A copy of the Code of Ethics and Business Conduct is posted on our website at www.hcsgcorp.com.

Board Leadership and Risk Oversight

Daniel P. McCartney, the founder of the Company, has served as our Chief Executive Officer and as the Chairman of our Board of Directors since inception.  The Company has not appointed a lead independent director.  We believe our current Board leadership structure is optimal for us because it demonstrates to our shareholders, employees, suppliers, customers, and other stakeholders that we are under strong leadership, with a single person overseeing the consistent leadership structure which has achieved the significant growth of the Company over the past 34 years, setting the tone and having primary responsibility for managing our operations, which has served the Company well.  Having this leadership structure for the Company and the Board provides consistent direction and eliminates potential duplication of efforts, and provides us with clear leadership.  We believe our Company benefits from the intimate knowledge Mr. Daniel McCartney has of our operations and his extensive experience serving as the Chairman of the Board of a public company.  Accordingly, we believe the Company has been well-served by this leadership structure which has been in place since the Company’s inception and at the time it became a public company.  Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively.  As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for the Company and our shareholders.

Our Board is responsible for overseeing the Company’s risk management process.  The Board focuses on the Company’s general risk management strategy, including the most significant risks facing the Company, and ensures that appropriate risk mitigation strategies are implemented by management.  The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board has delegated to the Audit Committee oversight of certain aspects of the Company’s risk management process.  Among its duties, the Audit Committee oversees the Company’s compliance with legal and regulatory requirements and the Company’s system of disclosure controls and system of internal financial, accounting and legal compliance controls.  The Board receives a quarterly update from the Audit Committee, which includes a review of items addressed during prior quarters.  Our other Board committees also consider and address risk as they perform their respective committee responsibilities.  All committees report to the full Board as appropriate, including when a matter rises to the level of a material risk.

The Company’s management is responsible for day-to-day risk management under the direction of Richard Hudson who serves as the Company’s Chief Compliance Officer.  Our internal audit department serves as the primary monitoring and testing function for company-wide policies and procedures, and manages the day-to-day oversight of the risk management strategy for the ongoing business of the Company.  This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.  Under the direction of our Chief Compliance Officer, the Company conducts an annual review of the Company’s disclosure controls and procedures, code of ethics and billing and sales compliance.  To the extent deemed necessary, the Company revises such procedures and policies.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, nine directors of the Company are to be elected, each to hold office for a term of one year.  Unless authority is specifically withheld, management proxies will be voted FOR the election of the nominees named below to serve as directors until the next annual meeting of shareholders and until their successors have been chosen and qualify.  Should any nominee not be a candidate at the time of the Annual Meeting (a situation which is not now anticipated), proxies will be voted in favor of the remaining nominees and may also be voted for substitute nominees.  If a quorum is present, the candidate or candidates receiving the highest number of votes will be elected.  Brokers that do not receive shareholder instructions are not entitled to vote for the election of directors because an uncontested election is now considered a “non-routine” matter.  Hence, shareholders who hold their shares through brokerage accounts and who would like to vote in favor of the director nominees will need to instruct their brokerage firm to vote for the Company’s nominees.

The current directors and nominees are as follows:

Name, Age, Principal Occupations for the past five years and Current Public Directorships or Trusteeships	Director Since

Daniel P. McCartney, 59, Chief Executive Officer and Chairman of the Board of the Company for more than five years	1977

Joseph F. McCartney, 56, Divisional Vice President of the Company for more than five years; joined the Company in 1977; brother of Daniel P. McCartney	1983

Robert L. Frome, Esq., 73, Member of the law firm of Olshan Grundman Frome Rosenzweig & Wolosky LLP for more than five years. Mr. Frome previously served as a member of the board of directors of NuCo2, Inc., Continuum Group A, Inc. and Horizon Wimba, Inc.	1983

Thomas A. Cook, 65, President of the Company for more than five years until his retirement on January 1, 2011.  Prior to July 1, 2008, Mr. Cook also served as the Company’s Chief Operating Officer for more than five years
1987(3)

Robert J. Moss, Esq., 73, Retired.  Former President of Moss Associates, a law firm, for more than four years.  Mr. Moss served as a Court Officer of First Judicial District of Pennsylvania from 2006 to 2007
1992(1)(2)

John M. Briggs, CPA, 60, Treasurer, Philadelphia Affiliate of Susan G. Komen for the Cure from February 2005 to March 2011; former founder and Partner of Briggs, Bunting & Dougherty, LLP, a registered public accounting firm for more than five years.  Board member of the Capstone Group of Regulated Investment Funds
1993(1)(2)

Dino D. Ottaviano, 63, Principal of D2O Marketing, Inc., a provider of internet productivity tools founded in 2006.  Previously employed for 23 years with Transcontinental Direct (successor to Communication Concepts, Inc.), a publicly held outsourcing printer, retiring in 2002 as Vice President of Business Development
2007(2)

Theodore Wahl, CPA, 37, Executive Vice President and Chief Operating Officer since January 2010.  Mr. Wahl joined the Company in 2004.  Prior to becoming Executive Vice President, Mr. Wahl served as Vice President of Finance, a Facility Manager, District Manager and Regional Manager, as well as in a corporate financial management position within the Company for more than five years.  Prior to serving with the Company, Mr. Wahl was a Senior Manager with Ernst & Young’s Transaction Advisory Group for more than one year and more than five years with Ernst & Young’s Mergers and Acquisitions Group.  Ernst & Young LLP is a registered public accounting firm.  Mr. Wahl is the son-in-law of Mr. Daniel P. McCartney.
Nominee

Michael E. McBryan, 45, Senior Vice President of the Company since January 2008.  Mr. McByan joined the Company in 1988.  Prior to becoming Senior Vice President, Mr. McBryan served the Company as a Divisional Vice President, Regional Sales Director, District/Regional Manager and Facility Manager.
Nominee

Diane S. Casey, RN, 57, Clinical Nursing Coordinator (CNC) of Endoscopy at Huntingdon Valley Surgery Center, an AAAHC accredited health care facility, where she has worked for more than five years.  Ms. Casey also was employed by Holy Redeemer Health Systems for many years in various surgical nursing and management positions.
Nominee
____________

(1)	Member of Nominating, Compensation and Stock Option Committee.

(2)	Member of Audit Committee.

(3)	Not standing for re-election.

Board Qualifications

We believe that the collective skills, experiences and qualifications of our directors provides our Board with the expertise and experience necessary to advance the interests of our shareholders.  While the Nominating, Compensation and Stock Option Committee of our Board has not established any specific, minimum qualifications that must be met by each of our directors, it uses a variety of criteria to evaluate the qualifications and skills necessary for each member of the Board.  In addition to the individual attributes of each of our current directors described below, we believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards.  They should have broad experience in the industry the Company serves at the policy-making level in business, exhibit commitment to enhancing shareholder value and have sufficient time to carry out their duties and to provide insight and practical wisdom based on their past experience.

Each of Messrs. McCartney, McCartney, Wahl, McBryan, Cook and Ms. Casey has extensive experience in the health care services industry.  Each of the aforementioned persons’ operational experience, in addition to Mr. Wahl and Mr. Cook’s financial expertise, enables each to provide guidance with respect to our operations. Also, we believe since Ms. Casey has not been an employee of the Company and currently serves as a direct patient care provider, she could bring a different perspective to the Company’s operations. For instance, she may become aware of new developments in the healthcare services industry before the Company’s management learns of such developments and their impact on patient-related issues.

Each of Messrs. Frome and Moss has extensive legal experience.  In addition, Mr. Frome has also served as a member of the board of directors of other public companies and has extensive corporate finance, Securities Exchange Commission (“SEC”) compliance and mergers and acquisitions experience, which experience aids his service to the Board.  Both Mr. Frome and Mr. Moss also have extensive executive experience as they both have served as managing partners of their respective law firms.

Mr. Briggs’ years of experience as a certified public accountant provide him with extensive financial and accounting expertise obtained from over thirty years in public accounting.  Mr. Briggs qualifies as an audit committee financial expert under SEC guidelines.  Mr. Briggs also brings executive experience to the Board as he served as a partner at his accounting firm.

Mr. Ottaviano, through his experience as a top-level marketing and operations executive for many years for two different companies, one of which was a public company has a comprehensive understanding of business operations, including business development as well as the compliance obligations of public companies.

The Directors recommend a vote “FOR” all nominees.

If Messrs. Briggs, Moss and Ottaviano are re-elected as Directors of the Company it is anticipated that such individuals will comprise the Audit Committee following the Annual Meeting with Mr. Briggs serving as the chairman of such committee.

If Messrs. Briggs, Moss and Ottaviano are re-elected as Directors of the Company it is anticipated that such individuals will comprise the Nominating, Compensation and Stock Option Committee following the Annual Meeting with Mr. Ottaviano serving as the chairman of such committee.

OTHER EXECUTIVE OFFICERS

Name, Age, Principal Occupations
for the past five years and Current
Public Directorships or Trusteeships

Richard W. Hudson, MS, CPA, 63, Chief Financial Officer since March 2007 and Secretary for more than five years.  Prior to becoming Chief Financial Officer, Mr. Hudson served as Vice President of Finance for more than two years.

John C. Shea, MBA, CPA, 40, Vice President of Finance and Chief Accounting Officer since May 2010.  Mr. Shea joined the Company in 2009 as the Director of Regulatory Reporting.  Prior to serving with the Company, Mr. Shea was a Senior Manager with Ernst & Young’s Transaction Advisory Services for more than five years.

BOARD OF DIRECTORS AND COMMITTEES

BOARD OF DIRECTORS.  The business of the Company is managed under the direction of the Board of Directors (the “Board”).  The Board meets on a regularly scheduled basis during the Company’s fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval.  It also holds special meetings when an important matter requires Board action between scheduled meetings.  The Board met six times during the 2010 fiscal year.  During 2010, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he was a director or committee member. Directors are expected to attend all Board meetings and meetings of committees on which they serve, and each Annual Meeting.  In 2010, all seven of the directors attended the Company’s Annual Meeting.

The Board has established an Audit Committee, and a Nominating, Compensation and Stock Option Committee to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during 2010 with respect to the Audit Committee, and the Nominating, Compensation and Stock Option Committee are described below:

AUDIT COMMITTEE.  The Audit Committee’s primary responsibilities, as described in the Amended and Restated Audit Committee Charter (a copy of which is available on the Company’s website, www.hcsgcorp.com) include:

(a)           appointment, compensation and oversight of the Company’s Independent Auditors, who report directly to the Audit Committee, including (i) prior review of the Independent Auditors’ plan for the annual audit, (ii) pre-approval of both audit and non-audit services to be provided by the Independent Auditors and (iii) annual assessment of the qualifications, performance and independence of the Independent Auditors;

(b)           overseeing and monitoring the Company’s accounting and financial reporting processes and internal control system, audits of the Company’s financial statements and the quality and integrity of the financial reports and other financial information issued by the Company;

(c)           providing an open avenue of communication among the Independent Auditors and financial and other senior management and the Board;

(d)           reviewing with management and, where applicable, the Independent Auditors, prior to release, required annual, quarterly and interim filings by the Company with the Securities and Exchange Commission and the type and presentation of information to be included in earnings press releases;

(e)           reviewing material issues, and any analyses by management or the Independent Auditors, concerning accounting principles, financial statement presentation, certain risk management issues, such as the adequacy of the Company’s internal controls and significant financial reporting issues and judgments and the effect of regulatory and accounting initiatives on the Company’s financial statements;

(f)           reviewing with the Company’s legal counsel any legal matters that could have a significant effect on the Company’s financial statements, compliance with applicable laws and regulations and inquiries from regulators or other governmental agencies;

(g)           reviewing and approving all related party transactions between the Company and any director, executive officer, other employee or family member;

(h)           reviewing and overseeing compliance with the Company’s Code of Ethics and Business Conduct;

(i)           establishing procedures regarding the receipt, retention and treatment of, and the anonymous submission by employees of the Company of, complaints regarding the Company’s accounting, internal controls or auditing matters; and

(j)           reporting Audit Committee activities to the full Board of Directors and issuing annual reports to be included in the Company’s proxy statement. Each of Messrs. Moss, Ottaviano and Briggs are independent Directors as such term is defined by Rule 4200(a)(15) of the NASDAQ Stock Market, LLC listing standards.

Mr. Briggs has been designated the “audit committee financial expert” and he satisfies the attributes required of “audit committee financial experts” pursuant to Section 407 of Sarbanes-Oxley.  The Audit Committee met six times during fiscal year 2010.  The report of Audit Committee for the fiscal year ended December 31, 2010 is included herein under “Audit Committee Report” below.

NOMINATING, COMPENSATION AND STOCK OPTION COMMITTEE.  The Nominating, Compensation and Stock Option Committee (currently composed of Messrs. Briggs and Moss) are to assist the Board by:

(a)           developing and recommending to the Board a set of effective corporate governance policies and procedures applicable to the Company;

(b)           identifying, reviewing and evaluating individuals qualified to become Board members and recommending that the Board select director nominees for each annual meeting of the Company’s shareholders;

(c)           discharging the Board’s responsibilities relating to the compensation of Company executives; and

(d)           administering the Company’s stock option plans or other equity-based compensation plans.

Each of Messrs. Briggs and Moss are Independent Directors as such term is defined by Rule 4200(a)(15) of the NASDAQ Stock Market, LLC listing standards.  The Nominating, Compensation and Stock Option Committee met twice during fiscal year 2010.

The Nominating, Compensation and Stock Option Committee has not adopted a policy or process by which shareholders may make recommendations to the Committee of candidates to be considered by this Committee for nomination for election as Directors.  The Committee has determined that it is not appropriate to have such a policy because such recommendations may be informally submitted to and considered by the Committee under its Charter.  Shareholders may make such recommendations by giving written notice to Healthcare Services Group, Inc., 3220 Tillman Drive, Suite 300, Bensalem, PA 1902, Attention: Corporate Secretary either by personal delivery or by United States mail, postage prepaid.  The Charter of the Nominating, Compensation and Stock Option Committee is provided on the Company’s website, www.hcsgcorp.com.  The Committee has not established a formal process for identifying and evaluating nominees for Director, although generally the Committee may use multiple sources for identifying and evaluating nominees for Director, including referrals from current Directors and shareholders.  The Committee has identified certain qualifications it believes an individual should possess before it recommends such person as a nominee for election to the Board of Directors.

The Committee believes that nominees for Director should possess the highest personal and professional ethics, integrity, values and judgment and be committed to representing the long-term interests of the Company’s shareholders.  The Committee does not have a formal policy with respect to considering diversity in identifying nominees for directors.  The Committee believes that racial and gender diversity are important factors in assessing potential board members, but not at the expense of particular qualifications and experience required to meet the needs of the board.  Furthermore, as part of the Committee’s review of board composition, the board considers diversity of experience and background in an effort to ensure that the composition of directors ensures a strong and effective board.  The Committee seeks to ensure that the composition of the Board at all times adheres to the independence requirements of the NASDAQ Stock Market, LLC and reflects a range of talents, skills, and expertise, particularly in the areas of management, leadership, and experience in the Company’s and related industries, sufficient to provide sound and prudent guidance with respect to the operations and interests of the Company.  See below for the Report of the Nominating, Compensation and Stock Option Committee regarding executive compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 1, 2011, regarding the beneficial ownership of Common Stock by each person or group known by the Company to own: (i) 5% or more of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) the Named Executive Officers as defined in Item 402(a)(3) of Regulation S-K and other Executive Officers and (iv) all current directors and executive officers of the Company as a group.  The persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them, unless otherwise noted.

Name and Beneficial Owner or Group(1)(2)	Amount and Nature of Beneficial Ownership		Percent of Class(3)
Neuberger Berman Group LLC	7,447,989	(4)	11.2%
Blackrock, Inc.	4,867,466	(5)	7.3%
Daniel P. McCartney	3,971,834	(6)	5.9%
Piper Jaffray Companies	3,714,049	(7)	5.6%
Joseph F. McCartney	201,535	(8)	(19)
Michael E. McBryan	131,398	(9)	(19)
Robert L. Frome	81,508	(10)	(19)
John M. Briggs	44,002	(11)	(19)
Thomas A. Cook	103,539	(12)	(19)
Richard W. Hudson	46,712	(13)	(19)
Robert J. Moss	10,525	(14)	(19)
Theodore Wahl	33,067	(15)	(19)
Dino D. Ottaviano	4,691	(16)	(19)
John C. Shea	434	(17)	(19)
Diane S. Casey	0		(19)
Directors and Executive Officers as a group (11 persons)	4,629,245	(18)	6.9%
____________

(1)	Unless otherwise indicated, the address of all persons is c/o Healthcare Services Group, Inc., 3220 Tillman Drive, Suite 300, Bensalem, PA 19020.

(2)
The address of Neuberger Berman LLC is 605 Third Avenue, New York, NY 10158.

The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022

The address of Piper Jaffray Companies is 180 North Stetson Street, Suite 5500, Chicago, IL 60601.

(3)	Based on 66,369,000 shares of Common Stock outstanding at April 1, 2011.

(4)
According to a Schedule 13G filed by Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds on February 14, 2011.  Such entities have, in the aggregate, beneficial ownership of 7,447,989 shares.

(5)	According to a Schedule 13G filed by Blackrock, Inc. dated February 4, 2011, it has sole dispositive power and sole voting power with respect to the 4,867,466 shares.

(6)
Includes incentive stock options to purchase 152,848 shares and nonqualified stock options to purchase 482,788 shares all currently exercisable, and 64,641 shares credited to Mr. McCartney’s account (but unissued) in connection with the Company’s Deferred Compensation Plan.  Mr. McCartney may be deemed to be a “parent” of and deemed to control the Company, as such terms are defined for purposes of the Securities Act of 1933, as amended, by virtue of his position as founder, director, Chief Executive Officer and a principal shareholder of the Company.

(7)
According to a Schedule 13G filed by Piper Jaffray Companies wholly-owned subsidiary Advisory Research, Inc. dated February 10, 2011, it has sole dispositive power and sole voting power with respect to the 3,714,049 shares.

(8)
Includes incentive stock options to purchase 56,927 shares and nonqualified stock options to purchase 56,063 shares, all currently exercisable, 12,020 shares credited to Mr. McCartney’s account (but unissued) in connection with the Company’s Deferred Compensation Plan and 4,700 shares held in joint custody by Mr. McCartney’s wife with their adult children and her mother.

(9)
Includes incentive stock options to purchase 59,251 shares and nonqualified stock options to purchase 42,142 shares, all currently exercisable, and 23,916 shares credited to Mr. McBryan’s account (but unissued) in connection with the Company’s Deferred Compensation Plan.

(10)	Includes nonqualified stock options to purchase 48,421 shares, all currently exercisable.

(11)	Includes nonqualified stock options to purchase 8,986 shares, all currently exercisable.

(12)	Includes nonqualified stock options to purchase 7,500 shares, all currently exercisable.

(13)
Includes incentive stock options to purchase 13,309 shares and nonqualified stock options to purchase 13,693 shares all currently exercisable, and 6,788 shares credited to Mr. Hudson’s account (but unissued) in connection with the Company’s Deferred Compensation Plan.

(14)	Represents nonqualified stock options to purchase 10,525 shares, all currently exercisable.

(15)
Includes incentive stock options to purchase 7,050 shares, all currently exercisable, and 2,177 shares credited to Mr. Wahl’s account (but unissued) in connection with the Company’s Deferred Compensation Plan.  Additionally, includes 9,859 and 5,990 shares held by Mr. Wahl’s minor children and wife, respectively.

(16)	Represents nonqualified stock options to purchase 4,691 shares, all currently exercisable.

(17)
Includes incentive stock options to purchase 150 shares, all currently exercisable, and 284 shares credited to Mr. Shea’s account (but unissued) in connection with the Company’s Deferred Compensation Plan.

(18)
Includes 964,344 shares underlying options granted to this group.  All options are currently exercisable; also includes 109,826 shares credited to the accounts of certain executive officers (but unissued) in connection with the Company’s Deferred Compensation Plan.

(19)	Less than 1% of the outstanding shares.

MANAGEMENT COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives

We refer to our chief executive officer, the chief financial officer, and each of our other three most highly compensated executive officers as our Named Executive Officers.  As more fully described below (a) the base salary of Mr. Daniel McCartney was primarily based on a minimum base salary plus an additional amount based on the Company’s income from operations before income taxes, (b) the base salary of Mr. Thomas Cook for the first six months of 2008 was based on a minimum base salary plus an additional amount based on the Company’s income from operations before income taxes, his base salary for the balance of 2008 (the period for which he reduced his time devoted to the Company) was based on the amount of time he spent on Company business, (c)  in 2008, Mr. Joseph McCartney received a minimum base salary plus a bonus based on the attainment of certain financial and non-financial measures and (d) in 2010 and 2009, the salaries of Messrs. Cook, Joseph McCartney, Hudson, Shea and Wahl were based on their performance and level of responsibility. Our Nominating, Compensation and Stock Option Committee believes that compensation paid to Mr. Daniel McCartney, is consistent with the principle that compensation plans of senior operational officers should be closely aligned with our performance on both a short-term and long-term basis to create value for shareholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

In establishing compensation for executive officers, the following are the Company’s and Nominating, Compensation and Stock Option Committee’s objectives:

•	Attract and retain individuals of superior ability and managerial talent;

•	Ensure officer compensation is aligned with our corporate strategies, business objectives and the long-term interests of our shareholders; and

•
Enhance the officers’ incentive to maximize shareholder value, as well as promote retention of key people, by providing a portion of total compensation for management in the form of direct ownership in us through stock options and other compensatory stock-based plans.

To achieve these objectives, our overall compensation program aims to pay our Named Executive Officers competitively, consistent with our success and their contribution to that success.  To accomplish this we rely on programs that provide compensation in the form of both cash and equity.  Although our Nominating, Compensation and Stock Option Committee has not adopted any formal guidelines for allocating total compensation between cash and equity, the Nominating, Compensation and Stock Option Committee considers the balance between providing short-term and long-term incentives which are designed to help align the interests of management with shareholders.

We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation, although the Nominating, Compensation and Stock Option Committee may elect to retain such a consultant in the future if it determines that so doing would be helpful in developing, implementing or maintaining compensation plans.

The Nominating, Compensation and Stock Option Committee conducts an annual review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers.  In addition, the Nominating, Compensation and Stock Option Committee has historically taken into account input from other independent members of our board of directors and, to the extent available, publicly available data relating to the compensation practices and policies of other companies within and outside our industry.  As part of the review of the Company’s compensation, the compensation policies of the following companies have been examined: AMN Healthcare Services, Inc. (a healthcare staffing company), ABM Industries Incorporated (a provider of janitorial, parking, security and engineering services for commercial and industrial facilities), Sodexo (a food services and facilities management company), Crothall Services Group (a provider of hospital housekeeping, hospital facilities management, and hospital environmental services) and ARAMARK Corporation (a food, hospitality and facility service company).  The Nominating, Compensation and Stock Option Committee believes that gathering information about the compensation practices of these companies is an important part of our compensation-related decision-making process.  However, since none of these companies are specifically engaged in the Company’s business and the Company is unaware of any other public company which provides housekeeping and food services solely to the health care industry and primarily to the long term care segment of the industry, the Company believes that compensation comparisons with the aforementioned companies is not apt. Accordingly, while the Nominating, Compensation and Stock Option Committee is aware of the compensation practices of the companies set forth above, the Committee has not necessarily relied on comparisons with such entities for purposes of making compensation decisions for Company executive officers and the Company does not benchmark compensation against the compensation of such other Companies.

Determination of Compensation Awards

The compensation of the Chief Executive Officer of the Company is determined by the Nominating, Compensation and Stock Option Committee.  Such Committee’s determinations regarding compensation are based on a number of factors including, in order of importance:

•	Consideration of the operating and financial performance of the Company, primarily its income before income taxes during the preceding fiscal year, as compared with prior operating periods;

•	Attainment of a level of compensation designed to retain a superior executive in a highly competitive environment; and

•	Consideration of the individual’s overall contribution to the Company.

Compensation for the Named Executive Officers (referred to in the summary compensation table) other than the Chief Executive Officer is determined by the Chief Executive Officer in consultation with the Nominating, Compensation and Stock Option Committee , taking into account the same factors considered in determining the Chief Executive Officer’s compensation as described above.  Section 162(m) of the U.S. Internal Revenue Code of 1986 limits deductibility of compensation in excess of $1 million paid to the Company’s Named Executive Officers unless this compensation qualifies as “performance-based.”  Based on the applicable tax regulations, any taxable compensation derived from the exercise of stock options by senior executives under the Company’s stock option plans should qualify as performance-based.  Under the 1995 Plan, no recipient of options may be granted options to purchase more than 125,000 shares of Common Stock.  Therefore, compensation received as a result of options granted under the 1995 Plan qualify as “performance-based” for purposes of Section 162(m) of the Code.  In addition, under the 2002 Plan, no recipient of options may be granted options to purchase more than 50,000 shares of Common Stock in any calendar year.  Therefore, compensation received as a result of options granted under the 2002 Plan qualify as “performance-based” for purposes of Section 162(m) of the Code (the options exercised by the Named Executive Officers in fiscal 2008 were granted under either the 1995 Plan or the 2002 Plan).  The Company’s Named Executive Officers receive nonqualified stock options.  As described under “Executive Compensation — Grant of Plan-Based Awards”, options were granted in fiscal year 2010 to certain Named Executive Officers.

The Company applies a consistent approach to compensation for all employees, including senior management.  This approach is based on the belief that the achievements of the Company result from the coordinated efforts of all employees working toward common objectives.

Elements of Compensation

Base Salary.  Base salaries for our executives are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by companies in our industry.  Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels.  With respect to certain of our executive officers this adjustment takes into account individual responsibilities, performance and experience.

Historically, the base salary of Mr. Daniel McCartney was a minimum of between approximately $19,000 to $53,000 with the balance of his base salary derived from the Performance-Based Compensation criteria described in the paragraph below.  In 2010, Mr. Daniel McCartney’s minimum base salary was approved to be approximately $19,000.  Mr. Cook’s 2008 compensation for the period January 1, 2008 through June 30, 2008 was calculated as in previous years.  Effective July 1, 2008, when Mr. Cook no longer served as Chief Operating Officer, his compensation was revised to a fixed salary amount to reflect the time he spent on Company business.  Effective January 1, 2011, Mr. Thomas Cook retired as President of the Company. The base salary for Mr. Richard Hudson increased from 2008 to 2010 due to the continuing increased responsibilities in connection with his promotion from Vice President of Finance to Chief Financial Officer during 2007.  The annual salary for Mr. Wahl increased from 2008 to 2010 due to increased responsibilities assumed by Mr. Wahl resulting from his promotion from Financial Manager to Vice President of Finance in 2009, and from Vice President of Finance to Executive Vice President in 2010.  In 2009, Joseph McCartney’s compensation was restructured from receiving a minimum base salary plus a bonus based on the attainment of certain financial and non-financial measures to receiving a higher base salary as a result of the change in his level of responsibilities.  Mr. Joseph McCartney’s 2010 compensation followed the same structure as in 2009.  In 2008, he received a minimum base salary plus a bonus based on the attainment of certain financial and non-financial measures.

Performance-Based Compensation.  We structure our annual incentive program to reward certain executive officers based on our performance and our evaluation of the individual executive’s contribution to that performance.  This allows executive officers to receive such compensation based on the results that they helped us to achieve in the previous year.  The incentive payment, based upon the Company’s prior year performance, becomes the major portion of the named executive officer’s salary for the following year.  Currently, this payment is only made to Mr. Daniel P. McCartney and is based on a rate of 2.0% of the income from operations before income taxes of the Company in accordance with generally accepted accounting principles in the fiscal year immediately preceding the year for which such annual salary is calculated.  In the 2009 and 2008 period the Company used a 2.2% and 2.3% rate, respectively, for purposes of calculating Mr. Daniel McCartney’s incentive payment.  Although, the Company had used the 3% rate for more than 20 years prior to 2006, the Company believes that the current year 2.0% rate provides an accurate benchmark upon which to build the compensation for the chief executive officer.  The 3% figure was initially selected as it was deemed to be representative of performance-based compensation for the chief executive officer and chief operating officer, as well as providing for a compensation level which reflects the performance of the Company.  The Company reduced the rate to 2.3% for 2007 and continued such rate in 2008, as it believed that this reduced rate was a fair and appropriate measure by reason of the continued increase in the Company’s income before income taxes.  Based on the continued increase in the Company’s income before income taxes, the Company believed that a further rate reduction from 2.2% to 2.0% in 2010 after the reduction from 2.3% to 2.2% in 2009 was appropriate.  Moreover, the Nominating, Compensation and Stock Option Committee has historically established the rate to more align Daniel McCartney’s compensation with the compensation of the Company’s other managerial employees.  The Nominating, Compensation and Stock Option Committee has historically tied the compensation of Mr. Daniel McCartney into the Company’s financial performance because he has had responsibility for all key strategic and policy decisions impacting the Company.

Discretionary Long-Term Equity Incentive Awards.  The Nominating, Compensation and Stock Option Committee is responsible for determining the individuals who will be granted options, the number of options each individual will receive, the option price per share, and the exercise period of each option.  Guidelines for the number of stock options granted to each executive officer are determined using a procedure approved by the Committee based upon several factors, including the executive officer’s salary level, performance and the value of the stock option at the time of grant.  We grant options at the fair market value of the underlying stock on the date of grant.  In January 2011, January 2010 and January 2009, the Nominating, Compensation and Stock Option Committee granted options to purchase an aggregate of approximately 94,000, 155,000 and 150,000 shares of common stock, respectively, to our current Named Executive Officers and directors.  Such awards are detailed for the respective Named Executive Officers in the table reporting on Grant of Plan-Based Awards included in this proxy statement.  In making its decision to grant these awards, the Nominating, Compensation and Stock Option Committee considered the competitive challenges to our business and the commitments of time, energy and expertise our executive officers have expended to meet these challenges and foster the growth and financial position of the Company.  The Nominating, Compensation and Stock Option Committee has also granted options to all other levels of Company management and key employees and believes that the grant of the options to the Named Executive Officers is aligned with the grants to such management and key employees and also aligns the interest of management with shareholders.  As indicated under “Compensation Objectives” above, the Nominating, Compensation and Stock Option Committee has not adopted any formal guidelines for allocating total compensation between cash and equity.

Deferred Compensation Plan.  Since January 1, 2000, we have had a Supplemental Executive Retirement Plan (the “SERP”) for certain key executives and employees.  The SERP is not qualified under Section 401 of the Code.  Under the SERP, participants may defer up to 25% of their earned income on a pre-tax basis (prior to January 1, 2010 participants deferrals were limited to 15% of their earned income).  As of the last day of each plan year, each participant will receive a 25% match of their deferral, up to 15% of such deferral amount, in our Common Stock based on the then current market value.  SERP participants fully vest in our matching contribution three years from the first day of the initial year of participation.  The income deferred and our matching contribution are unsecured and subject to the claims of our general creditors.  Under the SERP, we are authorized to issue up to 1,013,000 shares of our common stock to our employees.  Pursuant to such authorization, we have approximately 511,000 shares available for future grant at December 31, 2010 (after deducting the 2010 funding of shares delivered in 2011).  In the aggregate, since initiation of the SERP, 502,000 shares (including the 2010 funding of shares delivered in 2011) have been issued to the trustee and accounted for at cost, as treasury stock.  At December 31, 2010 (after deducting the 2010 funding of shares delivered in 2011), approximately 292,000 of such shares are vested and remain in the respective active participants’ accounts.

Employee Stock Purchase Plan.  Since January 1, 2000, we have had a non-compensatory Employee Stock Purchase Plan (“ESPP”) for all eligible employees.  All full-time and certain part-time employees who have completed two years of continuous service with us are eligible to participate.  The ESPP was implemented through five annual offerings.  The first annual offering commenced on January 1, 2000.  On February 12, 2004 (effective January 1, 2004), our Board of Directors extended the ESPP for an additional eight annual offerings.  Annual offerings commence and terminate on the respective year’s first and last calendar day.  Under the ESPP, we are authorized to issue up to 4,050,000 shares of our common stock to our employees.  Furthermore, under the terms of the ESPP, eligible employees can choose each year to have up to $25,000 of their annual earnings withheld to purchase our common stock.  The purchase price of the stock is 85% of the lower of its beginning or end of the plan year market price.

Other Elements of Compensation and Perquisites.

Medical Insurance.  We provide to each Named Executive Officer, the named executive officer’s spouse and children such health, dental and optical insurance as we may from time to time make available to our other executives of the same level of employment.  This insurance requires an employee co-payment of the insurance premium.

Life and Disability Insurance.  We provide each Named Executive Officer such disability and/or life insurance as we in our sole discretion may from time to time make available to our other executive employees of the same level of employment.

Automobile Allowance.  We provide some Named Executive Officers with an automobile allowance during the term of the his employment with us as we in our sole discretion may from time to time make available to our other executive employees of the same level of employment.  In lieu of an automobile allowance, we leased an automobile for Thomas A. Cook.

Sporting Event Tickets.  We obtain season tickets for several Philadelphia sports teams.  Although these tickets are intended to be used for entertaining clients, unused tickets are made available to employees, including the Named Executive Officers, for personal use.

Compensation Risks

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.  In addition, the Nominating, Compensation and Stock Option Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.  The Company has structured its compensation program so that certain employees are incentivized primarily on their ability to achieve revenue and profit objectives of the customer accounts under their supervision and generate new business.  Additionally, to a lesser extent, incentive compensation is earned on the achievement of certain non-financial objectives such as recruiting and developing future management personnel, reviewing subordinate employees, maintaining good client relations and compliance with company operational reporting requirements.  The Company believes that elements of this incentive policy may be subject to abuse.  Specifically, the Company recognizes that incentivizing employees for new business generation could result in employees entering into agreements without conducting proper due diligences, including with respect to the creditworthiness of the other party.  Similarly, employees may be tempted to rush to hire employees prior to their quarterly review in order to meet their recruitment goals.  The Company also recognizes that managers may be tempted to give better performance reviews of their subordinates in order to boost the appearance of their own performance.  Also, the Company recognizes that in preparing budgets upon which an employee will be reviewed, an employee may seek to be conservative in their estimates in order to more easily achieve his or her performance targets.  The Company has carefully designed its compensation policies and practices to diminish the potential abuses inherent in such programs so as to avoid unnecessary risks to the Company and its shareholders.

Summary Compensation Table

The following table sets forth certain information regarding compensation paid or accrued during the Company’s prior two fiscal years to the Company’s Chief Executive Officer, Chief Financial Officer and the four highest paid executive officers whose total compensation exceeded $100,000 in 2010 (the “Named Executive Officers”).

Name and Principal Position(a)	Year(b)	Salary ($)(c)		Bonus ($)(d)	Stock Awards ($)(e)(7)	Option Awards ($)(f)(7)	Nonqualified Deferred Compensation Earnings ($)(h)	All Other Compensation ($)(i)(5)		Total ($)(j)

Daniel P. McCartney Chairman of the Board and Chief Executive Officer	2010	$1,005,108	(1)	$0	$0	$149,280	$37,698	$17,805		$1,209,891
	2009	$1,005,108	(2)	$0	$0	$103,500	$37,705	$18,705		$1,165,018
	2008	$1,024,437	(3)	$0	$0	$155,250	$38,423	$18,705		$1,236,815

Thomas A. Cook President and Director	2010	$252,750	(4)	$0	$0	$149,280	$0	$20,804		$422,834
	2009	$252,705	(4)	$0	$0	$103,500	$9,485	$23,356		$389,091
	2008	$592,991	(4)	$0	$0	$155,250	$22,238	$26,659		$797,138

Joseph F. McCartney Division Vice President and Director	2010	$90,090		$0	$2,713	$59,712	$3,384	$48,831	(6)	$204,730
	2009	$102,597		$0	$4,587	$41,400	$3,863	$44,136	(6)	$196,583
	2008	$101,189		$32,323	$2,297	$62,100	$5,719	$33,026	(6)	$236,651

Richard W. Hudson Chief Financial Officer and Secretary	2010	$446,561		$0	$7,237	$89,568	$16,758	$4,172		$564,296
	2009	$440,492		$0	$0	$62,100	$16,524	$3,852		$522,968
	2008	$400,369		$0	$934	$93,150	$15,022	$3,852		$513,327

Theodore Wahl Chief Operating Officer and Executive Vice President	2010	$437,350		$0	$0	$44,784	$16,416	$8,100		$506,650
	2009	$190,249		$0	$0	$20,700	$16,696	$8,100		$235,745
	2008	$114,725		$0	$0	$12,420	$0	$8,711		$135,856

John C. Shea Vice President of Finance and Chief Accounting Officer	2010	$171,043		$0	$0	$2,986	$4,621	$3,776		$181,450
____________

(1)	Represents a base salary of $19,000 and 2.0% of 2009 reported income before income taxes ($49,335,000), all of which was paid in 2010.

(2)	Represents a base salary of $53,000 and 2.2% of 2008 reported income before income taxes ($43,275,000), all of which was paid in 2009.

(3)	Represents a base salary of $25,000 and 2.3% of 2007 reported income before income taxes ($43,454,000), all of which was paid in 2008.

(4)
During the 2008 second quarter, Mr. Cook’s duties as Chief Operating Officer were assumed by certain Senior and Divisional Vice Presidents.  At such time, he ceased to be Chief Operating Officer.  Mr. Cook’s 2008 compensation through June 30, 2008 was based on a criterion similar to that of Mr. Daniel McCartney.  Effective July 1, 2008, for the remainder of 2008, as well as for 2009 and 2010, his salary was fixed at an amount to reflect the amount of time he spends on Company business.  Mr. Cook remained as President until December 31, 2010, and is currently a member of the Board of Directors.

(5)	Includes automobile allowance, contributions paid by the Company towards employee’s health insurance premiums and personal use of tickets for sporting events.

(6)	Includes health insurance premiums paid by the Company of $38,931 in 2010 and $34,736 and $23,236 in 2009 and 2008, respectively, and an automobile allowance in each year.

(7)
Amounts reflect the aggregate grant date fair value of option awards granted under either our ESPP or stock option plans computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.  ESPP awards are value at the difference between the fair market value of the Company’s common stock at the award date and the respective ESPP purchase price.  Options’ awards are valued utilizing the Black-Scholes-Merton option pricing model.  A more detailed discussion of the assumptions of our ESPP and stock option plans may be found in Note 7 of the Notes to the Financial Statements  in our Form 10-K for the year ended December 31, 2010.

Grant of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards made by us during the year ended December 31, 2010, to each of the Named Executive Officers.

Estimated Future Payouts Under Equity Incentive Plan Awards

Name	Grant Date	Date Award Approved	Maxi-mum (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Daniel P. McCartney	1/04/2010	12/22/2009	—	37,500	$14.3067	$149,280
Thomas A. Cook	1/04/2010	12/22/2009	—	37,500	$14.3067	$149,280
Joseph F. McCartney	1/04/2010	12/22/2009	—	15,000	$14.3067	$59,712
Richard W. Hudson	1/04/2010	12/22/2009	—	22,500	$14.3067	$89,568
Theodore Wahl	1/04/2010	12/22/2009	—	11,250	$14.3067	$44,784
John C. Shea	1/04/2010	12/22/2009	—	750	$14.3067	$10,730
____________

Narrative Disclosure to Summary Compensation Table Grants of Plan-Based Awards Table

The Company has not entered into employment contracts with any of the Named Executive Officers.  No previously granted options or other equity-based awards were re-priced or otherwise materially modified during the fiscal year ended December 31, 2010.  As set forth above in the “Compensation Discussion and Analysis,” the Company believes that part of the compensation for the Named Executive Officers should be in the form of long-term equity grants so as to align the interests of the Named Executive Officers with the Company’s shareholders.  In accordance with these objectives, Messrs. Daniel McCartney, Cook, Joseph McCartney, Hudson, McBryan and Wahl received options to purchase 37,500, 37,500, 15,000, 22,500, 22,500 and 11,250 shares, respectively.  These options vest over five years to incentivize the Named Executive Officers to increase the long-term value of the Company and thereby increase the value of its common stock.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the outstanding equity awards of each of the Named Executive Officers as of December 31, 2010:

Option Awards
Name(a)	Number of Securities Underlying Unexercised Options (#) Exercisable(b)(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(e)	Option Expiration Date(f)
Daniel P. McCartney	203,371		$1.8271	12/04/11
	49,754		$2.0099	12/04/11
	126,567		$2.4987	12/13/12
	126,567		$3.6839	12/26/13
	84,375		$6.0681	12/27/14
	15,001	22,499	$13.9267	01/03/18
	7,500	30,000	$10.3867	01/05/19
		37,500	$14.3067	01/04/20

Thomas A. Cook	15,001	22,499	$13.9267	01/03/18
	7,500	30,000	$10.3867	01/05/19
		37,500	$14.3067	01/04/20

Richard W. Hudson	9,001	13,499	$13.9267	01/03/18
	4,500	18,000	$10.3867	01/05/19
		22,500	$14.3067	01/04/20

Joseph F. McCartney	50,630		$3.6839	12/26/13
	10,609		$2.4987	12/13/12
	33,750		$6.0681	12/27/14
	6,001	8,999	$13.9627	01/03/18
	3,000	12,000	$10.3867	01/05/19
		15,000	$14.3067	01/04/20

Theodore Wahl	1,200	1,800	$13.9267	01/03/18
	1,500	6,000	$10.3867	01/15/19
		11,250	$14.3067	01/04/20

John C. Shea	-	750	$14.3067	01/04/20

Option Exercises and Stock Vested for 2010

The following table sets forth information concerning the option exercises and stock vested of each of the Named Executive Officers during the year ended December 31, 2010:

	Option Awards
Name(a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c)
Daniel P. McCartney	56,250	$395,747
Richard W. Hudson	39,774	$282,501
Joseph F. McCartney	22,500	$118,400
Theodore Wahl	1,800	$12,196
Thomas A. Cook	0	0
John C. Shea	0	0

Nonqualified Deferred Compensation

The following table sets forth information concerning the non-qualified deferred compensation of each of the Named Executive Officers during the year ended December 31, 2010:

Name(a)	Executive Contributions in Last FY ($)(b)	Registrant Contributions in Last FY ($)(c)	Aggregate Earnings in Last FY ($)(d)	Aggregate Balance at Last FYE ($)(f)
Daniel P. McCartney	147,867	37,698	335,267	2,627,719
Thomas A. Cook	0	0	13,899	0
Richard W. Hudson	109,493	16,758	33,212	491,149
Joseph F. McCartney	13,514	3,384	33,808	384,231
Theodore Wahl	64,328	16,416	39,726	191,624
John C. Shea	18,058	4,621	1,826	24,505

Employee Stock Purchase Plan

Since January 1, 2000, we have had a non-compensatory Employee Stock Purchase Plan (“ESPP”) for all eligible employees.  All full-time and certain part-time employees who have completed two years of continuous service with us are eligible to participate.  The ESPP was implemented through eight annual offerings.  The first annual offering commenced on January 1, 2000.  On February 12, 2004 (effective January 1, 2004), our Board of Directors extended the ESPP for an additional eight annual offerings. Annual offerings commence and terminate on the respective year’s first and last calendar day.  Under the ESPP, we are authorized to issue up to 2,700,000 shares of our common stock to our employees.  Furthermore, under the terms of the ESPP, eligible employees can choose each year to have up to $25,000 of their annual earnings withheld to purchase our common stock.  The purchase price of the stock is 85% of the lower of its beginning or end of the plan year market price.

Directors’ Compensation

Directors who are also our employees are not separately compensated for their service as directors.  Our non-employee directors received the following aggregate amounts of compensation for the year ended December 31, 2010:

Name(a)	Fees Earned or Paid in Cash ($)	Option Awards ($)(5)(6)	Total ($)
John M. Briggs(1)	52,000	29,864	$81,864
Robert L. Frome(2)	6,000	29,864	$35,864
Robert J. Moss(3)	14,000	29,864	$43,864
Dino D. Ottaviano(4)	12,000	29,864	$41,864

____________

(1)	Mr. Briggs had vested options to purchase 10,821 shares of common stock outstanding as of December 31, 2010.

(2)	Mr. Frome had vested options to purchase 43,926 shares of common stock outstanding as of December 31, 2010.

(3)	Mr. Moss had vested options to purchase 6,030 shares of common stock outstanding as of December 31, 2010.

(4)	Mr. Ottaviano had vested options to purchase 4,691 shares of common stock outstanding as of December 31, 2010.

(5)
Represents the dollar amount recognized for financial statement reporting purposes with respect to the grant date fair value of option grants made to each director during the 2010 fiscal year.  The fair value was estimated using the Black-Scholes-Merton option pricing model in accordance with FASB ASC Topic 718.

(6)	All stock option awards granted in 2010 become vested and exercisable ratably over a five year period on each yearly anniversary date of the option grant.

Directors’ Fees

Up to March 31, 2009, the Company paid each director who is not an employee of the Company $500 for each regular or committee meeting of the Board of Directors attended.  Effective April 1, 2009, the Company paid each director who is not an employee of the Company $1,000 for each regular or committee meeting of the Board of Directors attended.  In addition, Mr. Briggs receives a quarterly retainer of $10,000 with respect to his chairmanship of the Audit Committee and service as the Audit Committee Financial Expert.  Mr. Frome bills the Company at his customary rate for time spent on behalf of the Company (whether as a director or in performance of legal services for the Company) and is reimbursed for expenses incurred in attending directors’ meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s Directors, executive officers and 10% shareholders to file with the SEC and the NASDAQ Stock Market, LLC initial reports of ownership and reports of changes in ownership of the Company’s Common Stock.  Directors and executive officers are required to furnish the Company with copies of all Section 16(a) reports which they file.

To the Company’s knowledge, based solely on review of the copies of these reports furnished to the Company and written representations that no other reports were required, during 2010 all Section 16(a) filing requirements applicable to its Directors and executive officers were complied with.

Sarbanes-Oxley Act Compliance

Sarbanes-Oxley sets forth various requirements for public companies and directs the SEC to adopt additional rules and regulations.

Currently, the Company believes it is in compliance with all applicable laws, rules and regulations arising from Sarbanes-Oxley.  The Company intends to comply with all rules and regulations adopted by the SEC pursuant to Sarbanes-Oxley no later than the time they become applicable to the Company.

AUDIT COMMITTEE REPORT

The members of the Audit Committee from January 1, 2010 to December 31, 2010 were Messrs. John M. Briggs, Robert J. Moss and Dino Ottaviano.  The Audit Committee met six times during the fiscal year.  The Audit Committee is responsible for the appointment of the Independent Auditors for each fiscal year, recommending the discharge of the Independent Auditors to the Board and confirming the independence of the Independent Auditors.  It is also responsible for: reviewing and approving the scope of the planned audit, the results of the audit and the Independent Auditors’ compensation for performing such audit; reviewing the Company’s audited financial statements; and reviewing and approving the Company’s internal accounting controls and disclosure procedures, and discussing such controls and procedures with the Independent Auditors.

The Audit Committee adopted an Amended and Restated Audit Committee Charter on February 12, 2004, a copy of which is available on the Company’s website at www.hcsgcorp.com.

The Company’s Independent Auditors are responsible for auditing the financial statements, as well as auditing the Company’s internal controls over financial reporting.  The activities of the Audit Committee are in no way designed to supersede or alter those traditional responsibilities.  The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the Independent Auditors.

In connection with the audit of the Company’s financial statements for the year ended December 31, 2010, the Audit Committee met with representatives from Grant Thornton LLP, the Company’s Independent Auditors, and the Company’s internal auditor.  The Audit Committee reviewed and discussed with Grant Thornton LLP and the Company’s internal auditor, the Company’s financial management and financial structure, as well as the matters relating to the audit required by the Public Company Accounting Oversight Board Auditing Standard.

The Audit Committee and Grant Thornton LLP also discussed Grant Thornton LLP’s independence.  In November 2010, the Audit Committee received from Grant Thornton LLP the written disclosures and the letter regarding Grant Thornton LLP’s independence required by Public Company Accounting Oversight Board Rule 3526.

In addition, the Audit Committee reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2010, as well as management’s assessment of internal controls over financial reporting.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the Company’s financial statements audited by Grant Thornton LLP, as well as the audit of the Company’s internal controls over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

AUDIT COMMITTEE

John M. Briggs, Chairman
Robert J. Moss
Dino Ottaviano

NOMINATING, COMPENSATION AND STOCK OPTION COMMITTEE REPORT

The compensation of the Chief Executive Officer of the Company is determined by the Nominating, Compensation and Stock Option Committee.  Such Committee’s determinations regarding such compensation are based on a number of factors including, in order of importance:

•	Consideration of the operating and financial performance of the Company, primarily its income before income taxes during the preceding fiscal year, as compared with prior operating periods;

•	Attainment of a level of compensation designed to retain a superior executive in a highly competitive environment; and

•	Consideration of the individual’s overall contribution to the Company.

In consultation with the Chief Executive Officer of the Company, the Nominating, Compensation and Stock Option Committee develops guidelines and reviews the compensation and performance of the other executive officers of the Company, as well as any management fees paid by the Company for executive services, and sets the compensation of the executive officers of the Company and/or any management fees paid by the Company for executives services.  In addition, the Nominating, Compensation and Stock Option Committee makes recommendations to the Board of Directors with respect to incentive-compensation plans and equity-based plans, and establishes criteria for the granting of options in accordance with such criteria; and administers such plans.  The Nominating, Compensation and Stock Option Committee reviews major organizational and staffing matters.  In consultation with the Chief Executive Officer of the Company, the Nominating, Compensation and Stock Option Committee oversees the development and growth of executive management personnel. With respect to director compensation, the Nominating, Compensation and Stock Option Committee designs a director compensation package of a reasonable total value based on comparisons with similar firms and aligned with long-term shareholder interests.  Finally, the Nominating, Compensation and Stock Option Committee reviews director compensation levels and practices, and may recommend, from time to time, changes in such compensation levels and practices to the Board of Directors, with equity ownership in the Company encouraged.  The Nominating, Compensation and Stock Option Committee’s charter provides that the Committee shall have the authority to obtain advice and seek assistance from internal and external legal, accounting and other advisors.

The Nominating, Compensation and Stock Option Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

NOMINATING, COMPENSATION AND STOCK OPTION COMMITTEE

John M. Briggs, Chairman
Robert J. Moss

Compensation Committee Interlocks and Insider Participation

No member of the Nominating, Compensation and Stock Option Committee was an officer or employee of the Company or any subsidiary of the Company during the fiscal year ended December 31, 2010.  No member of such Committee was a member of the compensation committees of another entity during the fiscal year ended December 31, 2010.  None of our executive officers was a member of such Committee, or a director, of another entity during fiscal 2010.  There were no transactions between any member of the Nominating, Compensation and Stock Option Committee and the Company during the fiscal year ended December 31, 2010 requiring disclosure pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

Certain Relationships and Related Party Transactions

The Company’s Audit Committee is responsible for reviewing and approving all related party transactions involving the Company and any director, executive officer, other employee or family member thereof.  The Audit Committee does not have a formal written policy which sets forth its policies and procedures with respect to reviewing a related party transaction.  The Audit Committee, however, will not approve any transaction unless the transaction is on terms comparable to those available to unaffiliated third parties and have terms reasonably expected to benefit the Company.

James Cook, the brother of Thomas Cook (a director of the Company, as well as its former President), has an ownership interest in four nursing homes which had previously entered into service agreements with the Company.  During the year ended December 31, 2009, these agreements resulted in gross revenues of approximately $1,700,000 to the Company (less than 1% of the Company’s total revenues).  During the year ended December 31, 2008, the entity that owns these nursing homes filed for bankruptcy.  In 2010, the Company recorded a write-off of $1,666,000 after having previously recorded such amount as a bad debt provision in its allowance for doubtful accounts.  Such entity continues to have accounts and notes receivable due to the Company of $791,000 (net of reserves).

Bryan McCartney, the brother of Daniel McCartney (Chairman of the Board and the Company’s Chief Executive Officer) and Joseph McCartney (Divisional Vice President and Director), joined the Company in 1988 and is currently employed by the Company as a Senior Vice President.  Bryan McCartney’s compensation earned from the Company during fiscal year 2010 consisted of approximately $102,000 in base salary, approximately $569,000 of incentive compensation and $10,000 in automobile allowance. Additionally, Bryan McCartney earned compensation of approximately $947,000, $25,000 and $9,000, respectively, from the value realized on the exercise of stock options, Deferred Compensation Plan contributions made on his behalf by the Company and his participation in the Company’s Employee Stock Purchase Plan.  All of such compensation earned by Bryan McCartney is in accordance with the Company’s compensation plan for all management personnel in similar positions.

Michael E. McBryan, a nominee to be a Director, joined the Company in 1988 and is currently employed by the Company as a Senior Vice President. Michael McBryan’s compensation earned from the Company during fiscal year 2010 consisted of approximately $102,000 in base salary, incentive compensation of approximately $571,000, and $10,000 in automobile allowance.  Additionally, Mr. McBryan earned compensation of approximately $1,054,000, $25,000 and $5,000, respectively, from the value realized on the exercise of stock options, Deferred Compensation Plan contributions made on his behalf by the Company and his participation in the Company’s Employee Stock Purchase Plan.  All of such compensation earned by Mr. McBryan is in accordance with the Company’s compensation plan for all management personnel in similar positions.

Kevin McCartney, the brother of Daniel McCartney and Joseph McCartney, joined the Company in 1998 and is currently employed by the Company as a Divisional Vice President.  Kevin McCartney’s compensation earned from the Company during fiscal year 2010 consisted of a base salary of approximately $100,000, incentive compensation of approximately $71,000 and approximately $10,000 in automobile allowance. Additionally, Kevin McCartney earned compensation of approximately $79,000, $3,000 and $1,000, respectively, from the value realized on the exercise of stock options, Deferred Compensation Plan contributions made on his behalf by the Company and his participation in the Company’s Employee Stock Purchase Plan.  All of such compensation earned by Kevin McCartney is in accordance with the Company’s compensation plan for all management personnel in similar positions.

Timothy McCartney, Esq., the brother of Daniel McCartney and Joseph McCartney, joined the Company in 2004 and is employed by the Company as Corporate Counsel.  Timothy McCartney’s compensation earned from the Company during fiscal year 2010 was approximately $195,000.  Additionally, Timothy McCartney earned compensation of approximately $33,000, $2,000 and $2,000, respectively, from the value realized on the exercise of stock options, Deferred Compensation Plan contributions made on his behalf by the Company and his participation in the Company’s Employee Stock Purchase Plan.  Management believes that the compensation earned by Timothy McCartney is comparable to the compensation the Company would pay to a non-relative employee in a similar position.

Stephen Newns, the brother-in-law of Daniel McCartney and Joseph McCartney, joined the Company in 1995 and is employed by the Company as a Regional Manager.  Mr. Newns’ compensation earned from the Company during fiscal year 2010 was approximately $170,000, which consisted of approximately $86,000 in base salary, $75,000 of incentive compensation and $9,000 in automobile allowance. Additionally, Mr. Newns earned compensation of approximately $3,000 and $1,000, respectively, from the value realized on Deferred Compensation Plan contributions made on his behalf by the Company and his participation in the Company’s Employee Stock Purchase Plan.  All of such compensation earned by Mr. Newns is in accordance with the Company’s compensation plan for all management personnel in similar positions.

Procedures for Contacting Directors

The Board of Directors has established a process for shareholders to send communications to the Board of Directors.  Shareholders may communicate with the Board generally or a specific director at any time by writing to: Healthcare Services Group, Inc., 3220 Tillman Drive, Suite 300, Bensalem, PA 19020, Attention: Investor Relations.  The Company reviews all messages received, and forwards any message that reasonably appears to be a communication from a shareholder about a matter of shareholder interest that is intended for communication to the Board of Directors.  Communications are sent as soon as practicable to the director to whom they are addressed, or if addressed to the Board of Directors generally, to the chairman of the Nominating, Compensation and Stock Option Committee.  Because other appropriate avenues of communication exist for matters that are not of shareholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of shareholder interest are not forwarded to the Board of Directors.

PROPOSAL NO. 2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The accounting firm of Grant Thornton LLP was selected by the Audit Committee of the Board as the Independent Auditors of the Company for the fiscal year ending December 31, 2011.  Said firm has no other relationship to the Company.  The Board recommends the ratification of the selection of the firm of Grant Thornton LLP to serve as the Independent Auditors of the Company for the year ending December 31, 2011.  A representative of Grant Thornton LLP, which has served as the Company’s Independent Auditors since December 1992, will be present at the forthcoming shareholders’ meeting with the opportunity to make a statement if he so desires and such representative will be available to respond to appropriate questions.  The approval of the proposal to ratify the appointment of Grant Thornton LLP requires the affirmative vote of a majority of the votes cast by all shareholders represented and entitled to vote thereon.  An abstention or withholding of authority to vote, therefore, will not have the same legal effect as an “against” vote and will not be counted in determining whether the proposal has received the required shareholder vote.  However, brokers that do not receive instructions on this proposal are entitled to vote for the selection of the independent registered public accounting firm.

Fees billed to Company by Grant Thornton LLP during fiscal year 2010:

Audit Fees: Audit fees billed to the Company by Grant Thornton LLP during the Company’s 2010 fiscal year and 2009 fiscal year for audit of the Company’s annual financial statements, reviews of those financial statements included in the Company’s quarterly reports on Form 10-Q, and auditing of the Company’s internal controls over financial reporting totaled approximately $700,000 and $734,000, respectively.

Audit Related Fees: Audit related fees billed to the Company by Grant Thornton LLP were approximately $34,000 in each of the Company’s 2010 and 2009 fiscal years, respectively.  Such fees were primarily for assurance and related services related to employee benefit plan audits, and special procedures required to meet certain regulatory filings’ requirements.

Tax Fees: Tax fees billed by Grant Thornton LLP for tax compliance, tax advice and tax planning totaled approximately $17,000 and $18,000 for the 2010 and 2009 fiscal years, respectively.

All Other Fees: There were no other fees billed to the Company by Grant Thornton LLP in either the 2010 or 2009 fiscal years

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

The Board of Directors recognizes the significant interest of shareholders in executive compensation matters. Pursuant to recent amendments to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which were added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”)), we are providing our shareholders with an opportunity to cast an advisory vote to approve the compensation of our Named Executive Officers as disclosed in the Summary Compensation Table and other tables and the related narratives, as well as in the Compensation Discussion and Analysis section of this Proxy Statement, in accordance with SEC rules.

Summary

We are asking our shareholders to provide advisory approval of the compensation of our Named Executive Officers (which consist of our Chief Executive Officer, Chief Financial Officer, our other three highest paid executives and a former executive officer), as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement. Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, who are critical to our success. Our compensation philosophy and framework have resulted in compensation for our Named Executive Officers that is commensurate with both the Company’s financial results and the other performance factors described in the section of this Proxy Statement entitled Compensation Discussion and Analysis. Our executive compensation programs are designed to attract, motivate and retain executives and professionals of the highest level of quality and effectiveness. These programs focus on rewarding the types of performance that increase shareholder value, link executive compensation to the Company’s long-term strategic objectives and align executive officers’ interests with those of our shareholders. The Company believes that its executive compensation programs, which emphasize long-term equity awards and variable compensation, satisfy these goals. A substantial portion of each executive’s total compensation is intended to be variable and delivered on a pay-for-performance basis.

Recommendation

Our Board of Directors believes that the information provided above and within the “Management Compensation” section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our shareholders’ interests and support long-term value creation.

The Board of Directors recommends that the shareholders vote “FOR” the adoption of the following non-binding resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement.

This say-on-pay vote is advisory, and therefore not binding on the Company, the Nominating, Compensation and Stock Option Committee or our Board of Directors.

PROPOSAL NO. 4

ADVISORY VOTE REGARDING FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

The recent amendments to Section 14A of the Exchange Act added by the Dodd-Frank Act also enables our shareholders to indicate how frequently they believe we should seek an advisory “Say-On-Pay Vote.” Accordingly, we are seeking an advisory determination from our shareholders as to the frequency with which we should present a Say-On-Pay Vote to the shareholders. We are providing shareholders the option of selecting a frequency of three, two or one years, or abstaining.

For the reasons described below, our board recommends that our shareholders select a frequency of three years.

•      A triennial approach provides regular input by shareholders, while allowing shareholders to better judge our compensation programs in relation to our long-term performance. This benefits our institutional and other shareholders, who have historically held our stock over the long-term.

•      Our executive compensation program is designed to operate over the long-term and is designed to support long-term value creation. Equity awards, mainly in the form of stock options, have historically represented a significant component of our executives’ compensation. Stock options provide significant leverage if our long-term growth objectives are achieved, while placing a significant portion of our executives’ compensation at risk if our long-term objectives are not achieved.

•      A triennial vote will provide our Nominating, Compensation and Stock Option Committee and our Board of Directors sufficient time to thoughtfully evaluate the results of the most recent advisory vote on executive compensation, discuss the implications of the vote with our shareholders and develop and implement any changes to our executive compensation program that may be appropriate in light of the vote. A triennial vote will also allow for these changes to our executive compensation program to be in place long enough for shareholders to see and evaluate the effectiveness of these changes.

•      The composition and level of compensation paid to executives in the market evolves over multiple years. A triennial approach will allow us to review evolving practices in the market to ensure our compensation programs reflect best practices.

Recommendation

The Board of Directors recommends that the shareholders vote “FOR” the option of every “3 YEARS” pursuant to the following resolution as the future frequency with which shareholders will be provided an advisory vote on the compensation of our named executive officers:

RESOLVED, that an advisory shareholder vote to approve the compensation paid to the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion, be submitted to the Company’s shareholders every: (i) three years, (ii) two years or (iii) one year; with such frequency that receives the highest number of votes cast being the preferred advisory vote of shareholders.

The vote regarding the frequency of advisory votes on executive compensation is advisory, and therefore not binding on the Company, the Nominating, Compensation and Stock Option Committee or our Board of Directors. Shareholders are not being asked to approve or disapprove of the board’s recommendation, but rather to indicate their own choice as among the frequency options.

OTHER MATTERS

So far as is now known, there is no business other than that described above to be presented for action by the shareholders at the Annual Meeting, but it is intended that the proxies will be exercised upon any other matters and proposals that may legally come before the Annual Meeting, or any adjournment or postponement thereof, in accordance with the discretion of the persons named therein.

DEADLINE FOR SHAREHOLDER PROPOSALS

To the extent permitted by law, any shareholder proposal intended for presentation at next year’s annual shareholders’ meeting must be received in proper form at the Company’s principal office no later than December 8, 2011.

In accordance with and to the extent covered by Rule 14a-4(c)(1) of the Exchange Act, if the Company is not notified of a shareholder proposal by February 21, 2012, such proposal will not be included in the proxy statement for the next year’s annual shareholders’ meeting and the Company will be permitted to use its discretionary authority in respect thereof.

ANNUAL REPORT

The 2010 Annual Report to Shareholders, including financial statements, is being mailed herewith.  If you do not receive your copy, please advise the Company and another will be sent to you.  Certain information contained in our Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 18, 2011, is incorporated by reference to this proxy statement.

By Order of the Board of Directors,

Daniel P. McCartney Chairman and Chief Executive Officer
Dated:Bensalem, Pennsylvania April 6, 2011

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission, may be obtained without charge by any shareholder of record on the record date upon written request addressed to: Secretary, Healthcare Services Group, Inc., 3220 Tillman Drive, Suite 300, Bensalem, PA 19020 or by visiting the Company’s website at www.hcsgcorp.com.

ANNUAL MEETING OF SHAREHOLDERS OF

HEALTHCARE SERVICES GROUP, INC.

May 24, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20930030400000000000 6 052411

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. TO ELECT NINE DIRECTORS;

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Daniel P. McCartney
- ○ Joseph F. McCartney
- ○ Robert L. Frome
- ○ Robert J. Moss
- ○ John M. Briggs
- ○ Dino D. Ottaviano
- ○ Theodore Wahl
- ○ Michael E. McBryan
- ○ Diane S. Casey

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	1 year	2 years	3 years	ABSTAIN
4. To consider an advisory vote on the frequency of shareholder advice on executive compensation.	☐	☐	☐	☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

HEALTHCARE SERVICES GROUP, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AT
THE RADISSON HOTEL PHILADELPHIA NORTHEAST,
2400 OLD LINCOLN HIGHWAY, TREVOSE, PA 19053 ON MAY 24, 2011 AT 10:00 A.M.

The undersigned, revoking all previous proxies, hereby appoints Daniel P. McCartney and Richard W. Hudson, attorneys and proxies with full power of substitution and with all the powers the undersigned would possess if personally present, to vote all shares of HEALTHCARE SERVICES GROUP, INC. owned by the undersigned at the Annual Meeting of Shareholders of said corporation to be held at the place set forth above, and at any adjournment or postponement thereof, in the transaction of such business as may properly come before the meeting or any adjournment or postponement thereof, all as more fully described in the Proxy Statement, and particularly to vote as designated on the reverse side.

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THIS PROXY. IF NO DIRECTION IS MADE THEY WILL BE VOTED FOR THE ELECTION OF THE NOMINATED DIRECTORS AND FOR RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ALL AS RECOMMENDED IN THE PROXY STATEMENT, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES OR PROXY ON ANY OTHER BUSINESS TRANSACTED AT THE ANNUAL MEETING.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

HEALTHCARE SERVICES GROUP, INC.

May 24, 2011

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach and mail in the envelope provided. ↓

20930030400000000000 6 052411

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. TO ELECT NINE DIRECTORS;

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:
- ○ Daniel P. McCartney
- ○ Joseph F. McCartney
- ○ Robert L. Frome
- ○ Robert J. Moss
- ○ John M. Briggs
- ○ Dino D. Ottaviano
- ○ Theodore Wahl
- ○ Michael E. McBryan
- ○ Diane S. Casey

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	1 year	2 years	3 years	ABSTAIN
4. To consider an advisory vote on the frequency of shareholder advice on executive compensation.	☐	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________________ Date: __________ Signature of Shareholder ____________________ Date: __________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.